Exhibit 10.2

            AMENDMENT NO. 4, dated as of January 31, 2003 (the “Amendment”) to the EMPLOYMENT AGREEMENT dated as of August 16, 2001 (as previously amended, the “Agreement”), between OPTIMARK HOLDINGS, INC., a Delaware corporation (the “Company”), and ROBERT J. WARSHAW, an individual (the “Executive”). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement. All references below to “Sections” are to the corresponding Sections of the Agreement.

            Whereas, the Executive’s last day of full-time employment with the Company was on January 15, 2003;

            Whereas, the Executive will continue to be employed by the Company on a part-time basis; and

            Whereas, the Company and the Executive desire to amend the Agreement in accordance with the terms hereof.

            Accordingly, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are mutually acknowledged, the Company and the Executive agree to amend the Agreement as follows:

                         SECTION 1.01. Amendment to Section 2. Section 2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“The Company agrees to employ the Executive under this Agreement, and the Executive accepts such employment for an indeterminate period. The Term of Employment shall continue indefinitely until either Party provides the other Party with at least seven (7) days prior written notice of such Party’s desire to terminate the Term of Employment.”

                         SECTION 1.02. Amendment to Section 3. The first sentence of Section 3(a) of the Agreement is hereby deleted and replaced with the following:

            (a)    “During the Term of Employment, the Executive shall be employed as the Chief Executive Officer of the Company and of OptiMark on a part-time basis equivalent to one day per week; provided, however, that if the Company and the Executive so agree, the Executive shall work more than one day per week in return for the additional compensation specified in Section 4. The Executive shall be responsible for the general management of the affairs of the Company, and shall perform such duties and exercise such powers as are incident to the office of the Chief Executive Officer of the Company.

                         SECTION 1.03. Amendment to Section 4. Section 4 of the Agreement is hereby amended and restated in its entirety to read as follows:

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“Base Salary. The Company shall pay the Executive One Hundred and Twenty-Five Thousand Dollars ($125,000), in cash on or before January 31, 2003. The Executive agrees to make himself available for service to the Company for ten (10) days from February 1 through March 31, 2003; provided, however, that the Executive shall receive $2,000 per day for each additional day after the tenth day of service during this period. Commencing April 1, 2003, the Executive shall receive a Base Salary of $2,000 per week; provided, however, that if the Executive works more than one day in any given week, he shall receive $2,000 per day for each additional day of service.”

                         SECTION 1.04. Amendment to Section 7. The following new sentence is added to the end of Section 7(c) of the Agreement:

“The Company shall provide the Executive with the necessary resources, (including, telephone service, internet access and part-time secretarial support) to enable him to perform his duties hereunder.”

                         SECTION 1.05. Amendment to Section 9(d)(ii). Section 9(d)(ii) of the Agreement is hereby deleted in its entirety.

                         SECTION 1.06. Amendment to Section 9(d)(iv). Section 9(d)(iv) of the Agreement is hereby amended and restated in its entirety to read as follows:

“continued participation for the Executive and each of his dependents in all Company medical, dental, vision and hospitalization coverages until December 31, 2003; and”

                         SECTION 1.07. Amendment to Section 9(f). Section 9(f) of the Agreement is hereby deleted and restated in its entirety to read as follows:

            “(f)    Notwithstanding anything to the contrary in Sections 9(a) through 9(e) of this Agreement, in the event of the termination of the Executive’s employment prior to December 31, 2003, the Executive shall be entitled to continued participation for the Executive and each of his dependents in all Company medical, dental, vision and hospitalization coverages until December 31, 2003.”

                         Section 1.08. Amendment to Section 9. The following new paragraph (i) is added to Section 9 of the Agreement:

            “(i)    Termination of Employment for Any Reason. Notwithstanding anything to the contrary contained in Section 9 of this Agreement, upon the termination of the Executive’s employment for any reason, the Executive shall be entitled to accelerated vesting of any option tranche that would otherwise have vested within one year of the Termination Date; provided, however, that

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no less than 75% of the original options granted pursuant to Section 6 of this Agreement shall become vested as of the Termination Date; and the ability to exercise any vested options until the earliest of (i) three years from the Termination Date; (ii) ninety days following the date of the Company’s underwritten public offering or a Change in Control in which holders of the Company’s Series F Preferred Stock (including the Executive if he elects to exercise options on Series F Preferred Stock) will receive consideration, but in no event less than 90 days from the Termination Date; or (iii) the maximum stated term of the option.”

                         SECTION 1.09. Amendments to Section 17.

(a) Section 17(a) of the Agreement is hereby amended to read as follows:

            “(a)     The Executive agrees that, until the later of the Termination Date or February 1, 2004, the Executive will not, and will not assist anyone else to, directly or indirectly solicit or induce any of the Company’s employees to terminate their employment with the Company or divert, interfere with or take away from the Company any person, company or entity which, within the six month period immediately preceding the Termination Date, was an investor, customer, client, supplier, business partner, prime contractor, subcontractor or independent contractor of the Company.”

(b) Section 17(b) of the Agreement is hereby deleted in its entirety.

(c) Section 17(c) of the Agreement is hereby amended to read as follows:

            “(c)     Executive agrees that, until the later of the Termination Date or February 1, 2004, neither the Executive nor any Executive Controlled Entity, shall engage in any Competitive Activity (as hereinafter defined).”

                         SECTION 2.01. Effect of Amendment. Except as specifically amended hereby, all of the agreements, terms and provisions of the Agreement remain unchanged and are hereby ratified and confirmed. All references in any other documents to the Agreement shall be deemed to refer to the Agreement as amended hereby.

                         SECTION 2.02. Reimbursement of Legal Expenses. The Company shall promptly reimburse the Executive for any and all expenses (including, without limitation, attorney’s fees and other charges of counsel) incurred by the Executive in connection with the negotiation and documentation of this Amendment.

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                         SECTION 2.03. Governing Law. This Amendment shall be governed, construed, performed and enforced in accordance with the laws of the State of New York, without reference to principles of conflicts of laws.

                         SECTION 2.04. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

OPTIMARK HOLDINGS, INC.

By: /s/ Matthew Morgan

Name: Mathew Morgan Title: Secretary

/s/ Robert J. Warshaw

Robert J. Warshaw